iTeos Reports Topline Interim Results from GALAXIES Lung-201 Study of Belrestotug + Dostarlimab in First-Line, PD-L1 High Non-Small Cell Lung Cancer Patients

- GALAXIES Lung-201 did not meet established criteria for clinically meaningful improvements in progression free survival

- Based on totality of data, iTeos and GSK have agreed to terminate the belrestotug development program

- iTeos has initiated a targeted review of strategic alternatives to maximize shareholder value

WATERTOWN, Mass. and GOSSELIES, Belgium, May 13, 2025 – iTeos Therapeutics, Inc. (Nasdaq: ITOS), a clinical-stage biopharmaceutical company pioneering the discovery and development of a new generation of immuno-oncology therapeutics for patients, today reported topline results from an updated interim analysis of GALAXIES Lung-201, the Phase 2 platform study sponsored by iTeos’ development partner GSK assessing the belrestotug + dostarlimab doublet in previously untreated, unresectable, locally advanced or metastatic PD-L1 high non-small cell lung cancer (NSCLC).

The GALAXIES Lung-201 data continued to demonstrate clinically meaningful improvements in the trial’s primary endpoint of objective response rate (ORR), however the analysis did not meet established criteria for clinically meaningful improvements in the secondary endpoint of progression free survival in the belrestotug + dostarlimab combination cohorts versus dostarlimab monotherapy. Additionally, an interim analysis of the GALAXIES H&N-202 Phase 2 trial showed a trend below the meaningful threshold for ORR in the belrestotug combination cohorts vs. dostarlimab monotherapy in PD-L1 positive head and neck squamous cell carcinoma.

Based on these results, iTeos and GSK have made the decision to terminate the belrestotug development program and end the collaboration. All belrestotug-containing cohorts are ending, and any new enrollment in the ongoing GALAXIES Lung-301 Phase 3 trial is ending. GSK is communicating with investigators, institutional review boards, ethics committees, and health authorities about next steps for appropriate management of currently enrolled patients.

“We are truly disappointed by the results from GALAXIES Lung-201,” said Michel Detheux, Ph.D., president and chief executive officer of iTeos. “Following the analysis of the TIGIT data generated to-date with GSK, we have made the mutual decision to discontinue development of all ongoing TIGIT studies. We are grateful to all patients, caregivers, and investigators involved in the GALAXIES studies and believe it is important to share these data with the scientific community at an upcoming medical meeting in order to advance our collective understanding of immuno-oncology and TIGIT.”

“Since founding this company over a decade ago, I could not be prouder of the team we have built, the quality of science produced, and our collective commitment to improving the lives of cancer patients in need. However, given current market conditions and our appreciation of the responsibility to our valued shareholders, we believe the best path forward is to promptly evaluate a full range of strategic alternatives to unlock the value of our assets. With a strong balance sheet and a commitment to disciplined execution, we are well positioned to pursue opportunities that maximize shareholder value,” continued Dr. Detheux.

About iTeos Therapeutics, Inc.

iTeos Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery and development of a new generation of immuno-oncology therapeutics for patients. iTeos Therapeutics leverages its deep understanding of tumor immunology and immunosuppressive pathways to design novel product candidates with the potential to restore the immune response against cancer. iTeos Therapeutics is headquartered in Watertown, MA with a research center in Gosselies, Belgium.

About Belrestotug (EOS-448/ GSK4428859A)

Belrestotug is an Fc active human immunoglobulin G1, or IgG1, monoclonal antibody (mAb) targeting T cell immunoglobulin and immunoreceptor tyrosine-based inhibitory motif domains (TIGIT), an important inhibitory receptor which contributes to the suppression of adaptive and innate immune responses against cancer. As an optimized high-affinity, potent anti-TIGIT mAb, belrestotug is designed to enhance the antitumor response through a multifaceted immune modulatory mechanism by engaging with TIGIT and FcγR, a key regulator of immune responses which induces cytokine release and antibody dependent cellular cytotoxicity (ADCC).

Forward-Looking Statements

This press release contains forward-looking statements. Any statements that are not solely statements of historical fact are forward-looking statements. Words such as “believe,” “anticipate,” “plan,” “expect,” “will,” “may,” “intend,” “prepare,” “look,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements relating to iTeos’ steps to preserve capital and review and identify opportunities to maximize shareholder value.

These forward-looking statements involve risks and uncertainties, many of which are beyond iTeos’ control. Actual results could materially differ from those stated or implied by these forward-looking statements as a result of such risks and uncertainties. Known risk factors include the following: risks relating to volatility and uncertainty in the capital markets for biotechnology companies; whether iTeos will be able to identify opportunities to maximize shareholder value and whether iTeos will be able to execute on such opportunities on attractive terms or timing, or at all; whether any capital preservation strategies undertaken will be effective; and those risks identified under the heading “Risk Factors” in iTeos’ Annual Report on Form 10-K for the period ended December 31, 2024 filed with the Securities and Exchange Commission (SEC) as well as other SEC filings made by iTeos which you are encouraged to review.

Any of the foregoing risks could materially and adversely affect iTeos’ business, results of operations and the trading price of iTeos’ common stock. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. iTeos does not undertake any obligation to publicly update its forward-looking statements other than as required by law.

For further information, please contact:

Investor Contact:
Carl Mauch
iTeos Therapeutics, Inc.
carl.mauch@iteostherapeutics.com

Media Contact:
media@iteostherapeutics.com